Form 8-A

Securities and Exchange Commission

Washington, D.C. 20549

For registration of certain classes of securities pursuant to section 12 (b) or (g)of the Securities Exchange Act of 1934

Karrison Compagnie, Inc.
(Exact name of registrant as specified in its charter)

                  Nevada                                               75-2912201
                  ------                                               ----------
(State of incorporation or organization)                      (IRS employer identification number)

2603 Fairmount
Suite 100
Dallas, Texas                                                          75201
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(Address of principal executive offices)                               (ZIP code)

Securities to be registered pursuant to section 12 (b) of the Act:

Not applicable

If this form relates to the registration of a class of securities pursuant to section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following __

If this form relates to the registration of a class of securities pursuant to section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following X

Securities act registration statement file number to which this for relates:

SEC File No. 333-64474

Securities to be registered pursuant to section 12(g) of the Act:

Common Stock
(Title of class)

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Item 1. A Description of Registrant's Securities to Be Registered.

Common Stock

Karrison Compagnie is authorized to issue 20,000,000 shares of common stock, $0.001 par value per share, of which 800,000 shares are currently issued and outstanding. The outstanding shares of common stock are fully paid and non-assessable. The holders of common stock are entitled to one vote per share for the election of directors and with respect to all other matters submitted to a vote of stockholders.

Shares of common stock have cumulative voting rights, which means that the holders of more than 50% of our shares voting for the election of directors can elect 100% of the directors if they choose to do so. This cumulative voting right causes anyone with more than 50% of our stock to be able to elect all directors and therefore totally control the management of our company.

Our common stock does not have preemptive rates, meaning that our common shareholders’ ownership interest would be diluted if additional shares of common stock are subsequently issued and the existing shareholders are not granted the right, in the discretion of the Board of Directors, to maintain their ownership interest in our company. This lack of protection from dilution to minority shareholders could allow our Board of Directors to issue additional shares of our common stock to persons friendly with our existing management, thus preventing any change in control of our company.

Upon any liquidation, dissolution or winding-up of our company, our assets, after the payment of debts and liabilities and any liquidation preferences of, and unpaid dividends on, any class of preferred stock then outstanding, will be distributed pro-rata to the holders of the common stock. The holders of the common stock do not have preemptive or conversion rights to subscribe for any our securities and have no right to require us to redeem or purchase their shares.

Dividend Policy

The holders of our common stock are entitled to share equally in dividends, if, as and when declared by our Board of Directors, out of funds legally available therefor, subject to the priorities given to any class of preferred stock which may be issued. To date, we have not paid any dividends. The payment of dividends, if any, on our common stock in the future is within the sole discretion of our Board of Directors and will depend upon our earnings, capital requirements, financial condition, and other relevant factors. Our Board of Directors does not intend to declare any dividends on the common stock in the foreseeable future, but instead intends to retain all earnings, if any, for use in our business operations.

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Signature

Pursuant to the requirement to Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto geared duly authorized.

Registrant:

Karrison Compagnie, Inc.

By:_______Karrison Nichols_______
Karrison Nichols, President & Director

Date: February 26, 2004

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